Exhibit 99.1

CastlePoint Reports First Quarter 2008 Results

HAMILTON, Bermuda--(BUSINESS WIRE)--CastlePoint Holdings, Ltd. (NASDAQ:CPHL) today reported net income of $9.6 million and basic and diluted earnings per share of $0.25 for the first quarter of 2008. Operating earnings for the first quarter of 2008 were $11.0 million and $0.29 per share(a).

Key Operating Highlights (all percentage increases compare the first quarter results to the same period in 2007):

  Operating income and operating earnings per share on a diluted basis increased by 56.3% and 26.1%, respectively during the first quarter.
  Operating return on average equity for the first quarter was 10.5%.
  Net premiums written for the quarter were $118.1 million, an increase of 64.3% from the prior year period.
  The combined ratio for our reinsurance and insurance segments combined was 90.6% for the quarter.

(a) Note on Non-GAAP Financial Measures: Operating income excludes net realized gains (losses) and unrealized gains (losses) included in net investment income. Operating income, operating earnings per share, and operating return on average equity are common performance measurements for property and casualty insurance companies. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. Additionally, these are key internal management performance measures.

	Three Months Ended March 31, 2008	Three Months Ended March 31, 2007
Net premiums written	118,090	71,896
Net premiums earned	100,404	46,596
Net investment income:
Net investment income excl Partnership	8,136	5,791
Realized and unrealized gains (losses) on investment in Partnership (1)	(2,979)	0
Total net investment income	5,157	5,791
Net realized gains (losses) on investments	1,365	6
Total revenues	114,904	53,954
Net income	9,565	7,071

Earnings Per Share - Basic	$0.25	$0.23
Earnings Per Share - Diluted	$0.25	$0.23
Return on Average Equity	9.1%	9.6%

Excluding realized and unrealized gains
(losses), net of tax: (1)
Net Income excluding realized and unrealized gains (losses), net of tax	11,043	7,065
Reconciliation to Net Income:
Net realized and unrealized losses on investment in Partnership (2)	(2,979)	0
Net realized gains on investments	1,365	6
Tax effect on net realized and unrealized gains (losses)	136	0
Net Income	$9,565	$7,071
Earnings per share - Basic	$0.29	$0.23
Earnings per share - Diluted	$0.29	$0.23
Return on Average Equity	10.5%	9.6%

(1) Excluding realized and unrealized gains (losses) on all investments including limited partnerships

(2) Realized and unrealized gains and losses from our investment in a limited partnership were recorded as a component of net investment income

Michael H. Lee, Chief Executive Officer of CastlePoint Holdings, Ltd. stated, “We are extremely pleased with our operating results for the first quarter due to our strong growth combined with excellent underwriting results. We are continuing to see strong demand for our products due to our unique approach to the business, especially from clients other than Tower. While the investment loss was a distraction to our strong operating results, we believe we have a very high quality investment portfolio and do not believe it will affect our results in 2008 in a meaningful way.”

Net earned premiums increased 115.5% to $100.4 million in the first quarter of 2008 from $46.6 million for the same period in 2007.

Net investment income declined by 11.0% to $5.2 million for the three months ended March 31, 2008, as compared to $5.8 million for the same period in 2007. Net investment income includes a $3.0 million loss in a limited partnership that invests primarily in tax free bonds. The partnership manager is in the process of liquidating this partnership, and this investment should be off our books by June 30, 2008. The overall book yield on the investment portfolio excluding cash and cash equivalents was 5.65% as of March 31, 2008. The overall investment portfolio at March 31, 2008 is AA rated. As of March 31, 2008 we had cash and cash equivalents, net of payable for securities purchased at the end of the quarter, of $107.3 million.

CastlePoint Re, our Bermuda based reinsurance subsidiary, assumed 40% of Tower’s brokerage business as well as 50% of CastlePoint Insurance Company’s program business in the quarter. Net premiums written increased by 31.0% to $94.2 million for the three months ended March 31, 2008 compared to $71.9 million for the same period in the prior year. The net combined ratio was 89.1% in the quarter as compared to 88.7% for the same prior year period.

CastlePoint Insurance Company had net written premiums in the first quarter of $34.9 million. The combined ratio for CastlePoint Insurance Company in the first quarter was 95.5% on a net basis primarily reflecting costs for ceded property catastrophe protection, and was 82.9% on a gross basis before ceded reinsurance.

Additional Highlights and Disclosures:

Dividend Declaration

CastlePoint Holdings, Ltd. Board of Directors previously had approved a quarterly dividend of $0.05 per share payable June 30, 2008 to stockholders of record as of June 16, 2008.

2008 Guidance

For the second quarter of 2008, we project our net income to be in a range between $13.5 million and $15.8 million, and diluted earnings per share to be in a range between $0.35 and $0.41 per share. For the full year we are confirming our guidance for net income is in a range of $67.5 million to $71.5 million with diluted earnings per share between $1.75 and $1.85.

About CastlePoint Holdings, Ltd.

CastlePoint, a Bermuda-based holding company, through its subsidiaries, CastlePoint Reinsurance Company, CastlePoint Management Corp., and CastlePoint Insurance Company, provides property and casualty insurance and reinsurance business solutions, products and services to small insurance companies and program underwriting agents in the United States.

CPHL-F

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This press release or any other written or oral statements made by or on behalf of CastlePoint may include forward-looking statements that reflect CastlePoint’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as "may," "will," "plan," "expect," “project,” ”guide or guidance,” "intend," "estimate," "anticipate," "believe" or "continue" or their negative or variations or similar terminology. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause CastlePoint’s actual results to differ materially from those indicated in these statements. The company believes that these factors include but are not limited to ineffectiveness or obsolescence of its business strategy due to changes in current or future market conditions; increased competition on the basis of pricing, capacity, coverage terms or other factors; greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events, than CastlePoint’s underwriting, reserving or investment practices anticipate based on historical experience or industry data; the ability to obtain necessary governmental licenses; the ability to hire and retain executive officers and other key personnel; the ability to make certain acquisitions in a timely fashion necessary to fulfill the company’s business plan; the effects of acts of terrorism or war; developments in the world's financial and capital markets that adversely affect the performance of the company’s investments; changes in regulations or laws applicable to CastlePoint, its subsidiaries, brokers or customers including tax laws in Bermuda and the United States; acceptance of CastlePoint’s products and services, including new products and services; changes in the availability, cost or quality of reinsurance and failure of CastlePoint’s reinsurers to pay claims timely or at all; decreased demand for the company’s insurance or reinsurance products; the effects of mergers, acquisitions and divestitures; changes in rating agency policies or practices; changes in legal theories of liability under CastlePoint’s insurance policies or the policies that it reinsures; changes in accounting policies or practices; and changes in general economic conditions, including inflation and other factors. Forward-looking statements speak only as of the date on which they are made, and CastlePoint undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

For more information visit CastlePoint’s website at http://www.castlepoint.bm/.

CastlePoint Holdings, Ltd. Consolidated Balance Sheets

	(unaudited) March 31, 2008	December 31, 2007
	($ in thousands, except par value and share amounts)
Assets
Fixed-maturity securities, available-for-sale, at fair value (amortized cost $524,532 for 2008; $484,523 for 2007)	$516,791	$484,972
Equity securities, available-for-sale, at fair value (cost $42,623 for 2008; $52,867 for 2007)	37,397	42,402
Short-term investments, available-for-sale, at fair value (amortized cost $39,102 for 2008; $0 for 2007)	39,102	—
Total available-for-sale investments	593,290	527,374
Investment in partnerships, equity method	5,525	8,503
Common trust securities – statutory business trusts, equity method	4,022	4,022
Total investments	602,837	539,899
Cash and cash equivalents	193,714	153,632
Accrued investment income	3,834	4,064
Premiums receivable	168,562	125,597
Premiums receivable – programs	21,203	9,083
Prepaid reinsurance premiums	7,480	3,475
Deferred acquisition costs	78,405	73,073
Deferred income taxes	7,825	7,051
Deferred financing fees	3,642	3,673
Other assets	10,258	7,196
Total Assets	$1,097,760	$926,743

Liabilities and Shareholders’ Equity

Liabilities
Loss and loss adjustment expenses	$151,816	$121,426
Unearned premium	239,209	217,518
Losses payable (primarily with related parties)	21,334	8,527
Premiums payable - programs	37,028	16,257
Accounts payable and accrued expenses	3,060	3,592
Payable for securities	86,402	—
Other liabilities	5,049	3,595
Subordinated debentures	134,022	134,022
Total Liabilities	677,920	504,937

Shareholders’ Equity
Common shares ($0.01 par value, 100,000,000 shares authorized; and 38,305,735 and 38,289,430 shares issued in 2008 and 2007)	383	383
Additional paid-in-capital	385,524	385,057
Accumulated other comprehensive net loss	(12,091)	(1,051)
Retained earnings	46,024	37,417
Total Shareholders’ Equity	419,840	421,806
Total Liabilities and Shareholders’ Equity	$1,097,760	$926,743

CastlePoint Holdings, Ltd. Consolidated Statements of Income and Comprehensive Income (Unaudited)

	Three Months Ended March 31,
	2008	2007

Revenues
Net premiums earned	$100,404	$46,596
Insurance service revenue	7,978	1,561
Net investment income	5,157	5,791
Net realized investment (losses) gains	1,365	6
Total revenues	114,904	53,954
Expenses
Loss and loss adjustment expenses	54,535	25,326
Commission and other acquisition expenses	41,524	16,573
Other operating expenses	6,437	3,336
Interest expense	2,843	2,201
Total expenses	105,339	47,436
Income before income taxes		6,518
Income tax benefit	-	553
Net income	$9,565	$7,071

Comprehensive Income
Net income	$9,565	$7,071
Other comprehensive income:
Gross unrealized investment holding (losses) gains arising during period		715
	(10,449)
Less: reclassification adjustment for gains included in net income	1,365	6
	(11,814)	709
Income tax recovery related to items of other comprehensive income	774	(28)
Total other comprehensive (loss) income	(11,040)	681
Comprehensive (Loss)/Income	$(1,475)	$7,752

Earnings Per Share
Basic earnings per common share	$0.25	$0.23
Diluted earnings per common share	$0.25	$0.23

Weighted Average Common Shares Outstanding:
Basic	38,277,704	30,421,659
Diluted	38,494,609	30,570,021

Reinsurance Segment Results of Operations (Unaudited)

	Three Months Ended March 31,
	2008	2007
	($ in thousands)
Revenues
Premiums earned
Gross premiums earned	$76,452	$46,596
Less: ceded premiums earned	(9)	—
Net premiums earned	76,443	46,596
Expenses
Loss and loss adjustment expenses
Gross loss and loss adjustment expenses	41,341	25,326
Less: ceded loss and loss adjustment expenses	—	—
Net loss and loss adjustment expenses	41,341	25,326
Underwriting expenses
Ceding commission expense	25,653	15,357
Other underwriting expenses	1,091	650
Total underwriting expenses	26,744	16,007
Underwriting Profit	$8,358	$5,263

Key Measures
Premiums written
Gross premiums written	$94,167	$71,896
Less: ceded premiums written	(9)	—
Net premiums written	$94,158	$71,896
Loss Ratios
Gross	54.1%	54.3%
Net	54.1%	54.3%
Accident Year Loss Ratios
Gross	54.7%	53.2%
Net	54.7%	53.2%
Underwriting Expense Ratios
Gross	35.0%	34.4%
Net	35.0%	34.4%
Combined Ratios
Gross	89.1%	88.7%
Net	89.1%	88.7%

Insurance Segment Results of Operations (Unaudited)

	Three Months Ended March 31,
	2008	2007
	($ in thousands)
Revenues
Premiums earned
Gross premiums earned	$31,594	$—
Less: ceded premiums earned	(7,634)	—
Net premiums earned	23,960	—
Expenses
Loss and loss adjustment expenses
Gross loss and loss adjustment expenses	16,479	—
Less: ceded loss and loss adjustment expenses	(3,284)	—
Net loss and loss adjustment expenses	13,195	—
Underwriting expenses
Commission expense	8,949	—
Other underwriting expenses	736	2
Total underwriting expenses	9,685	2
Underwriting Profit/(Loss)	$1,080	$(2)

Key Measures
Premiums written
Gross premiums written	$34,949	$—
Less: ceded premiums written	(11,017)	—
Net premiums written	$23,932	$—
Loss Ratios
Gross	52.2%	n/a
Net	55.1%	n/a
Accident Year Loss Ratios
Gross	50.6%	n/a
Net	53.5%	n/a
Underwriting Expense Ratios
Gross	30.7%	n/a
Net	40.4%	n/a
Combined Ratios
Gross	82.9%	n/a
Net	95.5%	n/a

Insurance Services Segment Results of Operations (Unaudited)

	Three Months Ended March 31,
	2008	2007
	($ in thousands)
Revenues
Direct commission revenue from programs	$8,709	$1,561
Total Revenues	8,709	1,561
Expenses
Direct commissions expense for programs	7,653	1,216
Other insurance services expenses	1,980	1,344
Total Expenses	9,633	2,560
Insurance Services Loss	$(924)	$(999)

CONTACT:
CastlePoint Holdings, Ltd., Hamilton
Joel Weiner, Senior Vice President and
Chief Financial Officer, 441-294-6400
Joel.Weiner@CastlePoint.bm